Exhibit 8

REPUBLIC OF TURKEY

PRIME MINISTRY

THE UNDERSECRETARIAT OF TREASURY

CONSENT

December 15, 2015

I, Hakan Tokaç, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, hereby consent to the reference to my name, in my official capacity as Director General of Foreign Economic Relations under the caption “Official Statements” in the Prospectus of the Republic of Turkey included in the Registration Statement filed by the Republic of Turkey with the United States Securities and Exchange Commission.

THE REPUBLIC OF TURKEY

By:	/s/ Hakan TOKAÇ
Hakan TOKAÇ
Director General
Foreign Economic Relations,
Undersecretariat of Treasury,
Prime Ministry of the Republic of Turkey